EXHIBIT 99.2

NYSE Arca

Domestic Company
Annual CEO Certification
(Rule 5.3(m))

As the Chief Executive Officer of	Caterpillar Inc.

(Name of the Company)

and as required by Rule 5.3(m) of NYSE Arca Equities, Inc. (“NYSE Arca”), I hereby certify that as of the date hereof I am not aware of any violation by the Company of NYSE Arca's Corporate Governance listing standards, other than has been disclosed to NYSE Arca pursuant to Rule 5.3(m) and described on Exhibit C to the Company's Rule 5.3(k)(5)(D) Annual Written Affirmation.

By:	/s/James W. Owens

Printed Name:	James W. Owens
Title:	Chairman and Chief Executive Officer
Date:	July 13, 2006